Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and the use of our report dated April 12, 2013 (except Note 1 and Note 18, as to which the date is April 19, 2013), in the Registration Statement (Form S-1) and related Prospectus of Esperion Therapeutics, Inc. dated May 14, 2013.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin

May 14, 2013